77C - (GDF) N4U6
Result of annual meeting of shareholders
The Annual Meeting of Shareholders of the Fund was held
on December 7, 2007 and ajourned to January 25, 2008,
for the purpose of considering and voting upon:
(1)amendment of the Fund-s primary investment objective
to allow for greater flexibility to invest in
investment grade debt, and (2) the election of
Directors. The following table provides information
concerning the matter voted
upon at the Meeting:
1. Amendment of the Fund-s primary investment objective
to allow For greater flexibility to invest in
investment grade debt.
       		VOTES FOR 	VOTES WITHHELD 	ABSTAIN
             	8,016,693        355,754 	139,400
Election of directors
NOMINEES 	  VOTES FOR 	VOTES WITHHELD 	ABSTAIN
Daniel P. Cronin 11,976,425     344,808        	   -
Riordan Roett 	 11,975,225 	346,008            -

At February 29, 2008, in addition to Daniel P. Cronin and
Riordan Roett, the other Directors of the Fund were as follows:

Carol L. Colman
Paolo M. Cucchi
Leslie H. Gelb
R. Jay Gerken, CFA
William R. Hutchinson
Jeswald W. Salacuse